Exhibit 1.2

MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (the “Agreement”) is dated the 1st day of March, 2013, between ORBITAL FLUID TECHNOLOGIES, INC., a Delaware corporation with offices at 4 Whipple Street, Balcatta, WA 6021, Australia (“Seller”), and CONTINENTAL AUTOMOTIVE SYSTEMS, INC., a Delaware corporation with offices at One Continental Drive, Auburn Hills MI 48326 (f/k/a Continental Automotive Systems US, Inc. f/k/a Siemens VDO Automotive Corporation) (“Buyer”).

RECITALS:

A. Buyer and Seller are the holders of all the issued and outstanding membership interests in Synerject LLC, a Delaware limited liability company (the “JVC”), which interests are held pursuant to that certain amended and restated Joint Venture and Limited Liability Company Agreement, dated March 31, 2003, as amended pursuant to that certain amendment, dated June 26, 2006, entered into among Buyer, Seller and Orbital Corporation Limited (“Orbital”), as further amended pursuant to that certain second amendment, dated March 18, 2009, entered into among Buyer, Seller and Orbital (as amended, the “LLC Agreement”).

B. Under the LLC Agreement, Buyer currently possesses 58% of the Percentage Interests in the JVC and Seller currently possess 42% of the Percentage Interests in the JVC.

C. Seller desires to sell, and Buyer desires to purchase, twelve percent (12.0%) of Seller’s Percentage Interests in the JVC for the consideration and upon the terms and subject to the conditions hereinafter set forth, such that, after the consummation of the transactions contemplated herein, Buyer will hold a 70% Percentage Interest in the JVC and Seller will hold a 30% Percentage Interest in the JVC.

D. Capitalized terms not otherwise defined herein will have the meanings given them in the LLC Agreement.

NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Purchase and Sale of Membership Interests.

1.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as such term is defined in Section 1.4 below), Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, Twelve Percent (12.0%) of the Percentage Interests in the JVC currently owned, beneficially and of record, by Seller (the “JVC Interests”), such that, following the Closing Date, Buyer will hold Seventy Percent (70.0%) and Seller will hold Thirty Percent (30%) of the issued and outstanding Percentage Interests in the JVC.

1.2 Waiver. Each of Buyer and Seller acknowledge that the JVC Interests are subject to certain transfer limitations and restrictions as are set forth in, among other places, Article 14 of the LLC Agreement and each of Buyer and Seller, to the extent applicable, hereby consents to the transfer of the JVC Interests as contemplated herein and waives any and all such limitations and restrictions with respect to the transfer of the JVC Interests as contemplated herein, whether existing under any charter or organizational document of the JVC or under the LLC Agreement.

1.3 Purchase Price. The aggregate consideration for the JVC Interests is Six Million Dollars ($6,000,000) (the “Purchase Price”).

1.4 Closing. Consummation of the purchase and sale of the JVC Interests provided for herein and the transfers and deliveries contemplated hereby (the “Closing”) will take place contemporaneously with the execution and delivery of this Agreement at the offices of Buyer or at such other place or at such other date and time as Seller and Buyer may mutually agree in writing. Such date and time of Closing is herein referred to as the “Closing Date.”

1.5 Deliveries at the Closing. The following will occur at or before, and will be a condition to, the Closing:

1.5.1 Seller will execute and deliver to Buyer an assignment of limited liability company membership interest form duly executed and otherwise in proper form for transfer of the JVC Interests to Buyer.

1.5.2 Buyer and Seller will, and Seller will cause Orbital to, have executed and delivered a third amendment to the LLC Agreement on terms reasonably satisfactory to Buyer and Seller, including (i) such terms as are necessary to reflect the effect of the consummation of this Agreement and the new 70/30 Percentage Interests ownership structure and (ii) the agreed upon terms relating to the providing of management control to Buyer.

2. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

2.1 Existence; Good Standing; Corporate Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

2.2 Authorization, Validity and Effect of Agreements. The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, the Certificate of Incorporation or Bylaws of Seller or (ii) violate or result in a breach under any material agreement, judgment, order, decree or other legal requirement applicable to Seller, to the JVC Interests or to any material portion of its assets, including, based on the waiver set forth in Section 1.2 above, the LLC Agreement. No consent or authorization of or filing with any court or other governmental authority is required of Seller in connection with Seller’s execution, delivery or performance of this Agreement.

2.3 Title to the JVC Interests. The JVC Interests are owned by Seller free and clear of all liens, encumbrances or adverse claims of any nature (“Liens”) other than those limitations and restrictions as are set forth in the LLC Agreement all of which hereby are waived by Seller and Buyer pursuant to the terms of Section 1.2 above. Upon transfer of the JVC Interests by Seller, Buyer will, as a result, receive good and marketable title to such JVC Interests, free and clear of all Liens other than the continuing obligations under the LLC Agreement to which such JVC Interests remain subject.

3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

3.1 Existence; Good Standing; Corporate Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

3.2 Authorization, Validity and Effect of Agreements. The execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, the Certificate of Incorporation or Bylaws of Buyer or (ii) violate or result in a breach under any material agreement, judgment, order, decree or other legal requirement applicable to Buyer, including, based on the waiver set forth in Section 1.2 above, the LLC Agreement. No consent or authorization of or filing with any court or other governmental authority is required of Buyer in connection with Buyer’s execution, delivery or performance of this Agreement.

3.3 Investment Intent. Buyer is purchasing the JVC Interests for investment only and not with a view to any public distribution thereof.

4. Other Covenants and Agreements.

4.1 Expenses. Each of Buyer and Seller will be responsible for and will pay all costs, liabilities and other obligations incurred by it in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by it, including legal and accounting fees and expenses.

4.2 Publicity. Buyer and Seller agree to issue a joint press release after the Closing, which press release will be mutually agreed upon by both Buyer and Seller in advance. All other public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by Seller and Buyer or as required by applicable law, regulation, court order, judicial process or the rules of any stock exchange. If public disclosure or notice is required as aforesaid, the disclosing party will use its best efforts to give the other party prior written notice of the disclosure to be made.

5. Survival of Representations and Warranties; Indemnification.

5.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement will survive the Closing.

5.2 Seller’s Indemnification Obligations. Seller hereby agrees to indemnify Buyer against and in respect of any and all losses, claims, actions, damages and liabilities, and any and all out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements and costs of investigation (collectively, “Losses”), incurred by Buyer in connection therewith which constitute, arise by reason of or in connection with, or are based upon or attributable to any inaccuracy in or breach of the representations or warranties made by Seller in Section 2 of this Agreement.

5.3 Buyer’s Indemnification Obligation. Buyer hereby agrees to indemnify Seller against and in respect of any and all Losses incurred by Seller in connection therewith which constitute, arise by reason of or in connection with, or are based upon or attributable to any inaccuracy in or breach of the representations or warranties made by Buyer in Section 3 of this Agreement.

6. Miscellaneous.

6.1 Notices. All notices and other communications required by this Agreement will be in writing and will be delivered to Buyer or Seller, as applicable, at the above-referenced addressor to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, will be deemed to have been given two business days after being mailed; notices sent by a nationally recognized commercial overnight carrier will be effective the next business day after receipted delivery to such courier specifying overnight delivery; otherwise, notices will be deemed to have been given when received at the address specified above (or other address specified in accordance with the foregoing).

6.2 Execution of Additional Documents. The parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further assignments, transfers and assurances as may be required to carry out the intent of this Agreement, and to transfer and vest title to the JVC Interests being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the JVC Interests sold, assigned, transferred and delivered pursuant to this Agreement, provided, however, that this Agreement will be effective regardless of whether any such additional documents are executed.

6.3 Binding Effect; Benefits. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of Buyer’s rights hereunder will be assignable by Buyer without the prior written consent of Seller. Neither this Agreement nor any of Seller’s rights hereunder will be assignable by Seller without the prior written consent of Buyer. Except as specifically provided herein, nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective heirs, executors, administrators, successors, and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.4 Entire Agreement. This Agreement, together with the other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement and the other documents contemplated hereby, will be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement will be binding upon any party unless made in writing and signed by Buyer and Seller.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware exclusive of the conflict of law principles thereof.

6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

6.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

6.8 Waivers. Either Buyer or Seller may, by written notice to the other, (i) extend the time for performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement; provided that no such waiver will constitute a waiver of any other provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

CONTINENTAL AUTOMOTIVE SYSTEMS, INC.

By:
Its:

and

By:
Its:

(“Buyer”)

ORBITAL FLUID TECHNOLOGIES, INC.

By:
Its:

and

By:
Its:

(“Seller”)